Exhibit 99.1
Tridex Corporation

CONTACT:                            -OR-      TRDX's INVESTOR RELATIONS COUNSEL:
Tridex Corporation                            The Equity Group
Seth M. Lukash                                Devin Sullivan    (212) 836-9608
Chairman and Chief Executive Officer          Robert Goldstein  (212) 371-8660
(203) 226-1144                                www.theequitygroup.com
Wendy Colby, Vice President of Marketing & Business Development
(925) 847-2050

                              FOR IMMEDIATE RELEASE

     TRIDEX SELLS ULTIMATE TECHNOLOGY CORPORATION SUBSIDIARY FOR $13 MILLION

           Company Restructures Debt and Announces Management Changes

Westport, CT - February 22, 2000 -- Tridex Corporation (Nasdaq: TRDX), a leading provider of customized POS ("point-of-sale") and back office application software for the foodservice industry, today announced that it has sold all of the issued and outstanding shares of its Ultimate Technology Corporation ("Ultimate") subsidiary to CFG Capital Management II, L.P. ("CFG") for approximately $13 million in cash. CFG, which is part of Capital Formation Group of Rochester New York, led this management buyout. Net proceeds from this sale will be utilized by Tridex to reduce outstanding term debt and the Company's working capital facility. The investment banking firm of FleetBoston Robertson Stephens acted as an advisor to Tridex in this sale. Tridex will continue to utilize the services of FleetBoston Robertson Stephens to assist it in implementing various aspects of the Company's strategic initiatives.

Tridex also announced that its lenders and noteholders have agreed to extend the expiration of the Company's banking facilities, while shortening the term of Tridex's Senior Subordinated Notes. The term loan and working capital facility, as well as the Senior Subordinated Notes, will become due on December 31, 2000.

Seth Lukash, President and CEO of Tridex, said, "This action reflects Tridex's strategy to focus on the operations of its Progressive Software ("Progressive") subsidiary, a leading provider of high-quality, customized POS and back office application software for the foodservice industry. Progressive has established strong market recognition and an impressive customer base, including, among others, Starbucks, McDonald's, Foodmaker (Jack-in-the-Box) and Krispy Kreme Doughnut Corp. We believe that Progressive's products have the potential to revolutionize the rapidly evolving foodservice industry and offer substantial growth opportunities. At the same time, our ability to begin to de-leverage Tridex's balance sheet through the sale of Ultimate provides us with increased financial flexibility and an improved financial position."


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Tridex Corporation                                                        Page 2
February 22, 2000


Mr. Lukash continued, "The divestiture of Ultimate, combined with our own efforts to reduce corporate overhead expenses, are expected to result in significant future annual savings. These initiatives reflect our commitment to create a stronger, more efficient enterprise. We are also pleased to continue our relationship with FleetBoston Robertson Stephens, which has earned an outstanding reputation as one of the nation's premier, full-service investment banking firms. As advisors to Tridex in the sale of Ultimate, FleetBoston Robertson Stephens gained valuable insight into our business and industry. This understanding creates a solid and seamless platform upon which to continue our relationship."

The Company also announced the resignations of Daniel Bergeron, Vice President and Chief Financial Officer, and John MacWillie, Vice President of Technology and Strategic Business Development. Both men are pursuing other business opportunities. All aspects of the Company's financial matters will be overseen by Seth Lukash, President and Chief Executive Officer, and George Crandall, the Company's Vice President, Treasurer and Controller. Mr. MacWillie's responsibilities will be assumed by Progressive, which is headquartered in Charlotte, North Carolina.

Mr. Lukash commented, "We all appreciate what Dan and John have done for Tridex and wish them well in their future endeavors."

Tridex, through its Progressive Software subsidiary, is a leading provider of customized POS ("point-of-sale") and back office application software for the foodservice industry. The Company offers a full range of products and services for major chains as well as franchisees and multi-unit independents. Tridex is the solution of choice for Starbucks, Steak 'n Shake, Golden Corral, McDonald's, Shoney's and many others.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, the uncertainties detailed in Tridex's Securities and Exchange Commission filings.

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